EXHIBIT 10.3

KOTANEELEE CLOSING AGREEMENT

THIS AGREEMENT made as of the 29th day of June, 2012.

BETWEEN:
DEVON CANADA, a general partnership, having an office in the City of Calgary, in the Province of Alberta (hereinafter referred to as "Vendor")

-and-

EFL OVERSEAS, INC., a body corporate, being a state of Nevada US Corporation (hereinafter referred to as "Purchaser")

WHEREAS Vendor and Purchaser have entered into an Agreement of Purchase and Sale ("Sale Agreement") dated June 29, 2012 relating to Vendor's interest in the Kotaneelee property, in the Yukon Territory as described therein ("Assets");

AND WHEREAS Purchaser has agreed to provide Vendor with certain indemnities and financial assurances, including a letter of credit and a corporate guarantee relating to the sale of the Assets.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties have agreed as follows:

 ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless expressly stated otherwise, capitalized terms shall have the meanings ascribed to them in the Sale Agreement.  In addition, the following terms shall have the following meanings:

(a)
"Abandonment and Reclamation Obligations" means all past, present and future obligations to abandon the Wells and restore and reclaim the surface sites thereof, to decommission and remove the facilities and equipment comprised in the Tangibles and restore, remediate and reclaim the surface sites thereof and to reclaim and restore the lands to which the surface rights relate including the lands used to gain access thereto, all in accordance with generally accepted oil and gas industry practices and in compliance with the Regulations;

(b)
"Approved Bank Rating" means any two of the following generic rating categories or higher, applicable to a person's long-term, senior unsecured, non-credit enhanced and non-implied debt rating, set opposite such Approved Rating Organization's name:

Approved Rating Organization	Category
Dominion Bond Rating Service Limited	A(high)
Moody's Investor Services Inc.	A1
Standard & Poor's	A+
Fitch	A+

(c)
"Corporate Guarantee"  means the form of limited Guarantee to be provided by Holloman Corporation or other mutually agreed to companies at Closing in favour of the Vendor in the form set out in Schedule "A" attached hereto;

(d)
"Environment" means the components of the earth and includes ambient air, land, surface and sub-surface strata, groundwater, surface water, all layers of the atmosphere, all organic and inorganic matter and living organisms, and the interacting natural systems that include such components;

(e)	"Environmental Liabilities" means

(i)
any and all damage, contamination or other adverse situations pertaining to the Environment and relating to or caused by the Assets or operations thereon or related thereto, however and by whomsoever caused, and whether such damage, contamination or other adverse situations occur or arise in whole or in part prior to, at or subsequent to the date hereof; and

(ii)	all past, present and future obligations and liabilities arising directly or indirectly, whether before or after the date hereof, from:

(A)	Environmental Matters;

(B)	non-compliance with, violation of or liability under any Regulations pertaining to the Environment; or

(C)	the Abandonment and Reclamation Obligations;

(f)
"Environmental Matters" means, in relation to the Environment, any activity, event or circumstance in respect of or relating to past, present or future assets or activities regarding the Assets including:

(i)
the storage, use, holding, collection, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling, transportation, or release of hydrocarbon, hazardous substances and environmental contaminants;

(ii)	the protection of the Environment; or

(iii)	pollution, reclamation or restoration of the Environment;

(g)
"Letter of Credit" means an irrevocable, on demand, standby, multidraw letter of credit from a financial institution which has an Approved Bank Rating in the amount of Five Million ($5,000,000.00) Canadian Dollars issued in favour of Vendor in the form set out in Schedule "B" attached hereto.

(h)
"Losses" means all losses, death, injuries, damage, expenses, interest, charges, assessments, damages, liabilities, fines, penalties, actions, causes of action, suits, claims and demands, including all reasonable legal and other professional fees and expenses in relation thereto on a full recovery basis, but notwithstanding the foregoing shall not include any income tax liabilities or any liability for indirect or punitive damages including without limitation any consequential losses or loss of profits.

 ARTICLE 2
CORPORATE GUARANTEE AND LETTER OF CREDIT

2.1	Corporate Guarantee and Letter of Credit

At Closing, Purchaser covenants to provide Vendor with an executed Corporate Guarantee from its affiliate Holloman Corporation and in addition, Purchaser shall provide to the credit of Vendor the Letter of Credit.  Vendor agrees to discuss with Purchaser the termination, amendment or replacement of the Corporate Guarantee or the Letter of Credit, or both, from time to time as requested by Purchaser, however, Vendor's agreement to terminate, amend or replace the same shall be at the Vendor's discretion, acting reasonably, based on equivalent credit risk to Vendor having regard, inter alia, to equivalent capital size and creditworthiness.

2.2	Letter of Credit

Vendor shall not be entitled to draw upon the Letter of Credit unless Vendor first provides written notice to Purchaser claiming indemnification pursuant to this Agreement or the Sale Agreement, and after a period of 30 days following Purchaser's receipt of such claim.

 ARTICLE 3
ENVIRONMENTAL INDEMNITIES

3.1	Abandonment and Reclamation

Purchaser shall see to the timely performance of all Abandonment and Reclamation Obligations pertaining to the Assets, which in the absence of this Agreement would be the responsibility of Vendor.  After Closing, Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, any and all Losses suffered, sustained, paid or incurred by Vendor should Purchaser fail to timely perform such obligations.

3.2	Environmental Matters

It is acknowledged that Purchaser has been provided with the right and the opportunity to conduct due diligence investigations with respect to existing or potential Environmental Liabilities.  Provided Closing occurs, Purchaser agrees that Vendor shall have no liability whatsoever for any Environmental Liabilities and in this regard, Purchaser shall be solely liable to and indemnify and defend Vendor from and against all Losses which Vendor may suffer, sustain, pay or incur as a result of any act, omission, matter or thing related to the Environmental Liabilities except to the extent that any such Losses are matters or things for which Purchaser is entitled to indemnification pursuant to clause 5.1 of the Sale Agreement.  Subject to the foregoing, this liability and indemnity shall apply without limit and without regard to cause or causes, including without limitation the negligence, whether sole, concurrent, gross, active, passive, primary or secondary, or the wilful or wanton misconduct of Vendor, Purchaser or any Third Party.  Purchaser acknowledges and agrees that it shall not be entitled to any rights or remedies as against Vendor under the common law or statute pertaining to any Environmental Liabilities including, without limitation, the right to name Vendor as a third party to any action commenced by any Third Party against Purchaser.  Nothing herein contained shall prejudice any claims or remedies that Vendor may have against Purchaser in relation to such claim or remedy outside this Agreement including rights and remedies under the common law or statute.

3.3	Limitation

Notwithstanding any other provision in this Agreement: (i) neither Party shall be responsible for indirect or punitive damages (including without limitation consequential losses or loss of profits) suffered or incurred by the other Party; and (ii) Purchaser shall not be liable to nor be required to indemnify Vendor in respect of any Losses suffered, sustained, paid or incurred by Vendor in respect of which Vendor is liable to and has indemnified Purchaser pursuant to clause 5.1 of the Sale Agreement and Vendor shall not be liable to nor be required to indemnify Purchaser in respect of any Losses suffered, sustained, paid or incurred by Purchaser in respect of which Purchaser is liable to and has indemnified Vendor pursuant to clause 5.2 of the Sale Agreement, in both cases disregarding the time limit set out in clause 5.3 of the Sale Agreement.

 ARTICLE 4
GENERAL TERMS

4.1	Further Assurances

Each Party will, from time to time and at all times after Closing, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

4.2	Entire Agreement

The provisions contained in any and all documents and agreements collateral hereto other than the Sale Agreement shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail.  No amendments shall be made to this Agreement unless in writing, executed by the Parties.  This Agreement and the Sale Agreement supersedes all other agreements, documents, writings and verbal understandings among the Parties relating to the subject matter hereof and expresses the entire agreement of the Parties with respect to the subject matter hereof with the exception of the Confidentiality Agreement signed between the Parties on October 13, 2010, which shall be effective until Closing.

4.3	Governing Law

This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and the laws of Canada applicable therein and shall, in every regard, be treated as a contract made in the Province of Alberta.  The Parties irrevocably attorn and submit to the jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of this Agreement.

4.4	Assignment and Enurement

(a)
Purchaser may assign this Agreement to a direct or indirect wholly-owned subsidiary without the consent of Vendor, provided that in the event of such assignment the assignor shall remain liable for any of the affiliate assignee's obligations under this Agreement, unless otherwise consented to in writing by Vendor, which consent may be unreasonably and arbitrarily withheld.

(b)
Subject to clause 4.4 (a), this Agreement may not be assigned by a Party without the prior written consent of the other Party, which consent may be unreasonably and arbitrarily withheld. If Purchaser wishes to assign this Agreement to a third party, Purchaser shall provide Vendor with prior written notice and the Vendor and the Purchaser shall meet to mutually discuss the assignment or re-issuance of a new Corporate Guarantee and Letter of Credit in favour of Vendor, if requested by Purchaser.  It shall be reasonable for Vendor to refuse to provide its consent for an assignment by Purchaser as set out herein until the mutual resolution of the assignment or re-issuance of a new Corporate Guarantee and Letter of Credit in favour of Vendor is agreed to, executed and delivered to Vendor. Subject to the foregoing, this Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and permitted assigns.

4.5	Time of Essence

Time shall be of the essence in this Agreement.

4.6	Notices

The addresses for service and the fax numbers of the Parties shall be as follows:

Vendor -	c/o Devon Canada
2000, 400 ‑ 3rd Avenue S.W.
Calgary, Alberta
T2P 4H2

	Attention:	Land Department
	Fax:	(403) 232‑7429

Purchaser -	EFL Overseas, Inc.
333 North Sam Houston Parkway East
Suite 600
Houston, Texas 77024

	Attention:	Keith Macdonald or Robert Wesolek
	Fax:	(281) 260-1010

All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered as follows:

(a)	by personal service on a Party at the address of such Party set out above, in which case the item so served shall be deemed to have been received by that Party when personally served;

(b)	by facsimile transmission to a Party to the fax number of such Party set out above, in which case the item so transmitted shall be deemed to have been received by that Party when transmitted;

(c)
except in the event of an actual or threatened postal strike or other labour disruption that may affect mail service, by mailing first class registered post, postage prepaid, to a Party at the address of such Party set out above, in which case the item so mailed shall be deemed to have been received by that Party on the third Business Day following the date of mailing; or

(d)
by package delivery service, signature required, to a Party at the address of such Party set out above, in which case the item shall be deemed to have been received by that Party upon signature receipt.

A Party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other Parties.

4.7	Invalidity of Provisions

In case any of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

4.8	Waiver

No failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any right or remedy in law or in equity or by statute or otherwise conferred.  No waiver of any provision of this Agreement, including without limitation, this section, shall be effective otherwise than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of the Party making such waiver.

4.9	Amendment

This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party.

4.10	Agreement not Severable

This Agreement extends to the whole of the Assets and is not severable without Purchaser's express written consent or as otherwise herein provided.

4.11	Counterpart Execution

This Agreement may be executed in counterpart, no one copy of which need be executed by Vendor and Purchaser.  A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by Vendor and Purchaser.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

DEVON CANADA, by its Managing partner, Devon Canada Corporation		EFL OVERSEAS, INC.

Per:	/s/ Dennis Eisner	Per:	/s/ Keith Macdonald

Per:	Dennis Eisner, Manager, Land	Per:	Keith Macdonald, CEO

THE FOLLOWING PAGES COMPRISE SCHEDULE "A" ATTACHED TO AND FORMING PART OF A KOTANEELEE CLOSING AGREEMENT AS OF THE 29TH DAY OF JUNE, 2012 BETWEEN DEVON CANADA AND EFL OVERSEAS, INC.

Form of Corporate Guaranty

THIS GUARANTY is entered into effective the ___ day of July, 2012 by Holloman Corporation (the “Guarantor”), in favour of Devon Canada, a General Partnership (the “Beneficiary”);

WHEREAS EFL Overseas, Inc. (“Debtor”), is  an affiliate of the Guarantor;

AND WHEREAS Debtor and Beneficiary have entered into an Agreement of Purchase and Sale dated June 29, 2012 ("Sale Agreement") whereunder Beneficiary sold certain assets to Debtor;

AND WHEREAS in conjunction with the Sale Agreement, Debtor and Beneficiary have entered into a Kotaneelee Closing Agreement dated June 29, 2012 ("Closing Agreement") whereunder Debtor agreed to provide the Beneficiary with certain environmental, abandonment and reclamation covenants and indemnities (collectively "Debtor's Obligations and Liabilities") , including a letter of credit and this Corporate Guarantee;

AND WHEREAS, the Guarantor has agreed to enter into this Guaranty to provide assurance for the performance of Debtor’s Obligations and Liabilities.

AND WHEREAS, the Beneficiary confirms that this Guaranty is subject to the Guarantor's previously issued security in favour of third parties ("Existing Security") for the purposes of its routine day to day business in the ordinary course.

NOW THEREFORE AND IN CONSIDERATION OF THE FOLLOWING TERMS AND CONDITIONS:

1. Subject to the terms hereof, the Guarantor hereby irrevocably guarantees the payment by Debtor of all Debtor's Obligations and Liabilities under the Closing Agreement (even if such payments are deemed to be damages), when and if due and / or payable.  The Guarantor’s liability hereunder shall be and is specifically limited to Debtor's Obligations and Liabilities and in no event shall the Guarantor be subject hereunder to consequential, exemplary, equitable, loss of profits, punitive, tort, or any other damages, costs or attorney’s fees except to the extent specifically provided for under the terms of the Sale Agreement to be due from or applicable to the Debtor.

2. In no event shall the liability of Guarantor to Beneficiary under this Guaranty exceed, in the aggregate, the amount of Ten Million ($10,000,000.00 Cdn.) Canadian Dollars ("Maximum Guaranty Value"), and the maximum amount payable under this Guaranty shall be limited by the Maximum Guaranty Value. Beneficiary acknowledges and agrees that the letter of credit (the "Letter of Credit") required under the Closing Agreement in favour of Vendor, together in the aggregate with the value from time to time of any long term cash bonds, letters of credit or cash deposits required to be made to any authority in connection with the Debtor's Obligations and Liabilities under the Closing Agreement (even if such obligations are associated with damages), outstanding at any point at which a Payment Demand is made under the Guaranty shall reduce on a dollar for dollar basis the Maximum Guarantee Value.  "Long term" as used in the preceding sentence shall mean for the duration of any wells, facilities or other infrastructure until abandonment and reclamation of same.

3. This Guaranty is a primary obligation of the Guarantor and shall be construed as unconditional and absolute, subject to the Existing Security and also the terms hereof.  Except as set out in Article 2 hereof, the Guarantor’s obligations hereunder with respect to any Obligation shall not be affected by the existence, validity, enforceability, perfection, release or impairment of value of any other collateral held by Beneficiary for such Debtor's Obligations and Liabilities.  Beneficiary shall not be obligated to file any claim relating to the Debtor's Obligations and Liabilities owing to it in the event that Debtor becomes subject to a bankruptcy, reorganization, or similar proceeding, and the failure of Beneficiary to so file shall not affect the Guarantor’s obligations hereunder.  The Guarantor and the Beneficiary further agree that the Beneficiary may resort to the Guarantor for payment of any of the Debtor's Obligations and Liabilities only after it has exhausted its remedies pursuant to the Letter of Credit.  In the event that any payment to Beneficiary in respect to any Debtor Obligations and Liabilities is rescinded or must otherwise be restored or returned by Beneficiary upon the insolvency, bankruptcy or reorganization of the Debtor or for any other reason whatsoever, Guarantor shall remain liable hereunder in respect to such Debtor Obligations and Liabilities as if such payment had not been made.

4. This Guaranty is a continuing guaranty and is binding as a continuing obligation of the Guarantor until expiration or termination of this Guaranty.

5.  Guarantor shall not be discharged or released from its obligations hereunder by:

a)	any extension, renewal, settlement, compromise or waiver by the Beneficiary of any of the Debtor's Obligations and Liabilities;

b)	any modification or amendment of any documentation in respect of the Closing Agreement; or

c)	any insolvency, bankruptcy, reorganization or other similar proceeding affecting Debtor or its assets or any resulting release or discharge of any Debtor's Obligations and Liabilities.

6. In the event of a default or failure to make payment in respect of the Debtor's Obligations and Liabilities under the Closing Agreement by Debtor, the Beneficiary shall submit written notice to Guarantor describing in reasonable detail the default or failure on the part of Debtor (“Payment Demand”).  Upon receipt of said Payment Demand, Guarantor will have five (5) days to cure any default or failure by Debtor.

7. Notwithstanding anything in this Guaranty, Guarantor hereby reserves the right to assert all rights and other defences which Debtor may have to performance or payment of any Debtor's Obligations and Liabilities, other than defences arising from the bankruptcy, insolvency, dissolution, or liquidation of the Debtor.

8. Upon performance and payment of all Debtor's Obligations and Liabilities owing to the Beneficiary, the Guarantor shall be subrogated to the rights of the Beneficiary against Debtor.

9. The parties shall not assign their obligations under this Guaranty without the prior written consent of the other party, which consent shall not be unreasonably withheld, however, it shall be reasonable for the Beneficiary to refuse consent if, in its opinion, acting reasonably, there would be a material adverse change in its secured position given the capital profile or general creditworthiness of the proposed assignee.  This Guaranty shall inure to the benefit of the Beneficiary and its successors and assigns, and shall be binding upon the Guarantor and its successors and assigns.

10. This Guaranty may be terminated in accordance with clause 2.1 of the Closing Agreement and shall terminate upon the Guarantor having paid out to Beneficiary or other third parties on Beneficiary's behalf, or having assumed in writing, liabilities and obligations equal to, in the aggregate, the Maximum Guaranty Value as adjusted pursuant to Section 2.

11. This Guaranty shall be governed by and construed in accordance with the laws of the Province of Alberta, Canada without regard to principles of conflicts of law.  With respect to any and all disputes arising out of or in connection with this Guaranty, including without limitation, its formation, validity, interpretation, execution, termination or breach, each party irrevocably: (i) submits to the non-exclusive jurisdiction of the courts in the Province of Alberta; (ii) agrees and consents to service of process by certified mail, delivered to the party at the address indicated in this Guaranty; (iii) waives any objection, with respect to such proceedings, that such court does not have jurisdiction over such party; and (iv) waives any objection to the venue of any proceedings in any such court and waives any claim that such proceedings have been brought in an inconvenient forum. Nothing in this Guaranty precludes any party from bringing proceedings in any other jurisdiction to enforce any judgment obtained in any proceedings referred to in this paragraph, nor will bringing of such enforcement proceedings in any one or more jurisdictions preclude the bringing of enforcement proceedings in any other jurisdiction.

12. The Guarantor hereby waives diligence, presentment, demand for payment (other than the Payment Demand), protest, notice of acceptance or any other notice whatsoever.

13.  The Guarantor in signing the Guaranty, represents and warrants to the Beneficiary that:

a)	The Guarantor is a corporation duly organized under the laws of the State of Texas and existing in good standing and has full power and authority to make and deliver this Guaranty,

b)
The signing and delivery and performance of this Guaranty by the Guarantor has been duly authorized by all necessary actions of its directors and shareholders and does not and will not violate the provisions of, or constitute default under, any presently applicable law or its articles of incorporation or by-laws or any agreement presently binding on it, and

c)
This Guaranty has been duly executed and delivered by the authorized officer(s) of the Guarantor and constitutes its lawful, binding and legally enforceable obligation against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting enforcement of creditors’ rights in general and general principles of equity).

14. Any notice, Payment Demand, correspondence, request or other communication to be given in connection with this Guaranty (herein collectively called “Notice”) shall be in writing and delivered personally, mailed by certified mail, postage prepaid and return receipt requested, express courier, or by facsimile, to the addresses set forth below.  Notice given by personal delivery, express courier, or mail shall be effective upon actual receipt, or if receipt is refused or rejected, upon attempted delivery.  Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours.  All Notices by facsimile shall be confirmed promptly after transmission in writing by certified mail, express carrier, or personal delivery.  Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

 To the Beneficiary at:

Devon Canada
2000, 400 - 3rd Ave. S.W.
Calgary, Alberta, CANADA  T2P 4H2
Attention:           Land Manager
Fax:                      (403) 232-7429

And to the Guarantor at:

Holloman Corporation
333 N. Sam Houston Pkwy. East
Suite 600
Houston, Texas 77060 United States
Attention:           Keith Macdonald or Robert Wesolek
Fax:                      (281) 260-1010

15. The waiver, failure to exercise, or delay in exercising by Beneficiary of any right, term, condition, or provision contained in this Guaranty will not be deemed to be a waiver of the current breach or any subsequent breach of the same or any other term, condition, or provision contained in this Guaranty.

16. Guarantor confirms that it has executed and delivered this Guaranty after reviewing the terms and conditions of this Guaranty and all other information that it has deemed appropriate in order to make its own credit analysis and decision to execute and deliver this Guaranty.  Guarantor confirms that it has independently investigated Debtor’s creditworthiness and is not executing and delivering this Guaranty in reliance on any representation or warranty by Beneficiary as to such creditworthiness.  Guarantor expressly assumes all responsibilities to remain informed of Debtor’s financial condition and any circumstances affecting Debtor’s ability to perform its obligations under the Sale Agreement and Closing Agreement or any collateral securing all or any part of the Debtor's Obligations and Liabilities.

17. Notwithstanding anything else herein set forth, this Guaranty constitutes the entire agreement between the Beneficiary and the Guarantor with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between such parties with respect thereto.  There are no representations, warranties, terms, conditions, undertakings or other agreements, expressed, implied or statutory, between such parties other than expressly set forth in this Guaranty.  Neither this Guaranty nor any of the terms hereof may be amended, supplemented, waived or modified, orally or otherwise, except by written instrument signed by the party against which the enforcement of this amendment, supplement, waiver or modification shall be sought.  If any one or more provisions of this Corporate  Guaranty shall for any reason or to any extent be determined invalid or unenforceable, all other provisions shall nevertheless, remain in full force and effect.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed by its proper duly authorized officers as of the date and year first above written.

HOLLOMAN CORPORATION

Per:

THE FOLLOWING PAGES COMPRISE SCHEDULE "B" ATTACHED TO AND FORMING PART OF A KOTANEELEE CLOSING AGREEMENT MADE AS OF THE 29TH DAY OF JUNE, 2012 BETWEEN DEVON CANADA AND EFL OVERSEAS, INC.

Form of Letter of Credit

LETTER OF CREDIT FORMAT
STAND-BY L/C

DATE:	(Date)
REFERENCE NUMBER:

ADVISING BANK:	___________________________
___________________________
___________________________
Attn: ______________________
Swift address: ________________
Fax: (___) ___________________

BENEFICIARY:	Devon Canada
2000, 400 - 3rd Avenue S.W.
Calgary, Alberta T2P 4H2
Attn: ________________
Fax: (___) _____________

ISSUE DATE:	____________________

AMOUNT:	$5,000,000.00 Cdn.

Quote:

On behalf of EFL Overseas, Inc., we hereby issue in your favour our irrevocable standby letter of credit in the amount of Five Million ($5,000,000.00) Dollars Canadian.

A payment under this standby letter of credit shall be made upon you presenting to ________________________ this letter of credit and a demand in writing, signed by the person who has been duly authorized to sign on your behalf along with a certificate executed by an officer of the Beneficiary stating that the Letter of Credit is properly payable pursuant to clause 2.2 of the Kotaneelee Closing Agreement dated July 29, 2012 between EFL Overseas, Inc. and Devon Canada.

The said demand shall refer to this letter of credit by the above number and shall state the amount demanded.

Upon receipt of the said documents, the bank shall pay to you the amount stated under the said demand to be payable to you without enquiring whether you have a right to such amount as between yourself and the customer, providing such amount, does not exceed the aggregate amount of the standby letter of credit.

Partial drawings are permitted.

Request for any amendment except reduction in amount must be made directly to our customer who must then instruct us accordingly.

This letter of credit may be cancelled upon our receipt at our above noted address of the original letter of credit and the beneficiary's signed letter addressed to us and requesting cancellation of the letter of credit.

Except as otherwise stated, this letter of credit is subject to International Standby Practices (ISP 98) International Chamber of Commerce, as reprinted below:

This Letter of Credit is subject to the International Standby Practices 1998, known as International Chamber of Commerce Publication No. ISP98 (“ISP98”), and, to the extent not addressed by ISP98, shall be governed by the laws of the Province of Alberta, Canada (without regard to its conflict of law principles).

With respect to any and all disputes arising out of or in connection with this Letter of Credit, including without limitation, its formation, validity, interpretation, execution, termination or breach, each party irrevocably: (i) submits to the exclusive jurisdiction of the courts of the Province of Alberta, Canada; (ii) agrees and consents to service of process by certified mail, delivered to the party at the address indicated in this Letter of Credit; (iii) waives any objection, with respect to such proceedings, that such court does not have jurisdiction over such Party; and (iv) waives any objection to the venue of any proceedings in any such court and waives any claim that such proceedings have been brought in an inconvenient forum. Nothing in this Letter of Credit precludes either party from bringing proceedings in any other jurisdiction to enforce any judgment obtained in any proceedings referred to in this paragraph, nor will bringing of such enforcement proceedings in any one or more jurisdictions preclude the bringing of enforcement proceedings in any other jurisdiction.

This Letter of Credit is not assignable or transferable.

We engage to honour presentations submitted within the terms and conditions indicated above.